Exhibit 4.72

Supplemental Agreement to the 2017-2019 Comprehensive Service Agreement

Between

CHINA UNITED NETWORK COMMUNICATIONS GROUP COMPANY LIMITED

and

CHINA UNITED NETWORK COMMUNICATIONS CORPORATION LIMITED

Party A: China United Network Communications Group Company Limited

Party B: China United Network Communications Corporation Limited

Whereas:

Party A and B entered into the 2017-2019 Comprehensive Service Agreement between China United Network Communications Group Company Limited and China United Network Communications Corporation Limited (No. CU11-1001-2016-000052, hereinafter referred to as the “Original Agreement”) on 25 November 2016. The two Parties now determine to make the following modifications towards some provisions of the Original Agreement due to the actual needs for business development:

1.

Party A and B agree that, the agreement made in the Original Agreement “Appendix IX 4. Trading Ceilings” Part 2 that “the trading ceilings for financial services provided by Party B to Party A in 2017, 2018 and 2019 are all as follows: daily deposit balance (interests included) should not exceed RMB 8.2 billion; daily loan balance (interests included) and other daily credit service balance should not exceed RMB 6.3 billion, of which, the daily guarantee balance should not exceed RMB100 million; and the service fees charged for other financial services should not exceed RMB100 million” will be modified into “the trading ceilings for financial services provided by Party B to Party A in 2017, 2018 and 2019 are as follows: daily deposit balance (interests included) for each of the three years should not exceed RMB8.2 billion; daily loan balance (interests included) and other daily credit service balance should not exceed RMB 6.3 billion, RMB 11 billion and RMB 11 billion respectively for the three years, of which, the daily guarantee balance for each year should not exceed RMB100 million; and the service fees charged for other financial services for each of the years should not exceed RMB100 million”.

2.	Except the above specifically agreed modifications in the Agreement, the remaining part of the Original Agreement shall continue to be completely valid.

3.	The Agreement shall come into force since the day when it is signed and sealed by the authorized representatives from the two Parties.

4.	The Agreement is in quadruplicate with each Party holding two copies and each has the same legal force.

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Party A: China United Network Communications Group Company Limited	Party B: China United Network Communications Corporation Limited

Authorized representative: /s/ Zhang Mao	Authorized representative: /s/ Jiang Aihua

Date: August 15, 2018	Date: August 15, 2018